                                                                      EXHIBIT 99

           Unaudited Pro Forma Combined Condensed Statement of Income
                      For the Year Ended December 31, 2000

                                                              Florida Progress
(in millions except per share data)      Progress Energy       For the Eleven
                                       For the Year Ended    Month Period Ended      Pro Forma                     Pro Forma
                                       December 31, 2000     November 30, 2000      Adjustments                  Combined (1)
                                              (1)                   (1)
                                      ---------------------------------------------------------------------------------------
Operating Revenues
   Electric                               $ 3,565.3              $2,634.0            $     -                       $6,199.3
   Natural gas                                324.5                     -                  -                          324.5
   Diversified businesses                     229.1               1,450.1             (155.3)     (3b)              1,523.9
                                          ---------              --------            -------                       --------
    Total operating revenues                4,118.9               4,084.1             (155.3)                       8,047.7
                                          ---------              --------            -------                       --------

Operating Expenses
   Fuel used in electric generation           686.8                 626.7                  -                        1,313.5
   Purchased power                            364.9                 458.8                  -                          823.7
   Gas purchased for resale                   250.9                     -                  -                          250.9
   Other operations and maintenance           823.5                 538.9              (50.9)     (3e)              1,311.5
   Depreciation and amortization              740.5                 373.8               81.9      (3a)              1,196.2
   Taxes other than on income                 165.4                 197.5                                             362.9
   Harris Plant deferred costs, net            14.3                     -                                              14.3
   Diversified businesses                     353.0               1,676.5             (167.5)     (3a, 3b, 3e)      1,862.0
                                          ---------              --------            -------                       --------
    Total operating expenses                3,399.3               3,872.2             (136.5)                       7,135.0
                                          ---------              --------            -------                       --------

Operating Income                              719.6                 211.9              (18.8)                         912.7

Other Income (Expense)                        223.9                 (11.3)              17.9      (3e)                230.5
                                          ---------              --------            -------                       --------

Income Before Interest Charges
and Income Taxes                              943.5                 200.6               (0.9)                       1,143.2

Interest Charges, net                         262.3                 190.4              235.8      (3b, 3c)            688.5
                                          ---------              --------            -------                       --------
Income Before Income Taxes                    681.2                  10.2             (236.7)                         454.7

Income Taxes (Benefit)                        202.8                (106.9)             (88.3)     (3d)                  7.6
                                          ---------              --------            -------                       --------

Net Income                                $   478.4              $  117.1            $(148.4)                      $  447.1
                                          =========              ========            =======                       ========
Average Common Shares
Outstanding
   Basic (4)                                  157.2                  98.6                                             199.7
   Diluted (4)                                157.6                  98.8                                             200.2

Basic Earnings Per Common Share           $    3.04              $   1.19                                          $   2.24
                                          =========              ========                                          ========

Diluted Earnings Per Common Share         $    3.03              $   1.19                                          $   2.23
                                          =========              ========                                          ========

See accompanying Notes to Unaudited Pro Forma Combined Condensed Statement of Income.

    Notes to Unaudited Pro Forma Combined Condensed Statement of Income

(1)      The Acquisition
         ---------------

         The share exchange is accounted for by Progress Energy under the purchase method of accounting for business combinations. Accordingly, the results of operations for Florida Progress and other acquisition-related costs, e.g., goodwill amortization and interest expense, have been included in Progress Energy's consolidated financial statements since the acquisition on November 30, 2000.

         Due to the significance of the public debt and preferred securities of Florida Progress, the acquisition cost was not pushed down to Florida Progress' separate financial statements. Even though a new basis of accounting and reporting for Florida Progress was not established, significant merger-related costs were incurred and are included in Florida Progress' statement of income for the eleven month period ended November 30, 2000. Pro forma adjustments have been made to reflect these direct merger-related costs as part of the purchase price allocation. Additionally, Florida Progress' statement of income for the eleven month period ended November 30, 2000 includes certain impairment charges of $130.7 million, employee involuntary termination charges of $41.8 million, deferred electric revenues of $59.9 million, and other costs, that management does not believe are of a recurring nature; however, these items are included in Progress Energy's unaudited pro forma combined condensed statement of income for the year ended December 31, 2000 in accordance with SEC guidance on the preparation of pro forma information.

         The unaudited pro forma combined condensed statement of income does not give effect to restructuring costs, except the merger-related charges discussed above, nor any potential cost savings or other benefits that could result from the share exchange. Progress Energy is in the process of implementing its plan to integrate the operations of Florida Progress. There were no material intercompany transactions among Progress Energy, Carolina Power & Light and Florida Progress during the periods presented that require elimination.

(2)      Purchase Price Allocation
         -------------------------

         The fair value of the consideration exchanged to acquire Florida Progress common stock will be allocated to the assets and liabilities of Florida Progress based on their estimated fair values. A preliminary allocation of the purchase price has been presented in the unaudited pro forma combined condensed statement of income in which the fair value of the identifiable net tangible assets of Florida Progress is assumed to equal the net book value of such assets, except for net assets held for sale as discussed in Note 2c. The excess of consideration over the fair value of the identifiable net tangible assets has been preliminarily allocated to goodwill as follows (in millions):

          Consideration exchanged for Florida Progress common stock (a)                                             $ 5,374.7
          Plus: Estimated transaction costs (b)                                                                          19.4
                                                                                                                    ---------
          Total estimated purchase price                                                                              5,394.1
          Less: Net assets held for sale (c)                                                                             19.7
          Less: Estimated fair value of Florida Progress' identifiable net assets on November 30, 2000 (d)            1,802.4
                                                                                                                    ---------
          Total estimated goodwill                                                                                  $ 3,572.0
                                                                                                                    ---------

         (a) The consideration and preliminary purchase price allocation used for pro forma purposes are based on an aggregate purchase price of approximately $5.4 billion. Progress Energy paid cash consideration of approximately $3.5 billion and issued 46.5 million common shares valued at approximately $1.9 billion. In addition, Progress Energy issued 98.6 million contingent value obligations valued at approximately $49.3 million.

         (b) Transaction costs primarily include investment banking fees and other professional fees.

         (c) Progress Energy has announced the disposition of Florida Progress' Inland Marine Transportation segment. Accordingly, the segment's assets and liabilities have been classified as Net Assets Held for Sale, with adjustments to reflect estimated disposition proceeds and earnings during the period until disposition.

         (d) The fair values of Florida Progress' rate-regulated net assets acquired are considered to be equivalent to book value since book value represents the amount that will be recoverable through regulated rates. A valuation of non-regulated net assets has not been completed, and, therefore, for pro forma purposes, the fair value of the identifiable net tangible assets of Florida Progress is assumed to equal the net book value of such assets, except for net assets held for sale as discussed in Note 2c.

(3)      Pro forma Adjustments
         ---------------------

         The following pro forma adjustments have been made to the unaudited pro forma combined condensed statement of income for the year ended December 31, 2000 to reflect the acquisition as if it occurred on January 1, 2000:

         (a) A pro forma adjustment has been made to reflect estimated amortization expense on the goodwill resulting from the acquisition for an additional eleven months and to eliminate Florida Progress' historical amortization of goodwill. Goodwill is amortized over an estimated useful life of 40 years. If a portion of goodwill were assigned to net assets that have lives less than 40 years, or if the estimated life of goodwill were less than 40 years, pro forma goodwill amortization expense would increase, with a corresponding decrease in pro forma earnings per share.

         (b) A pro forma adjustment has been made to remove the effects of Florida Progress' Inland Marine Transportation segment (see Note
              2c).

         (c) A pro forma adjustment has been made to reflect increased interest expense resulting from the issuance of approximately $3.5 billion of long-term debt to fund part of the purchase price (see Note
              2a). The pro forma adjustment is based on an effective interest rate of 7.5%. Progress Energy issued $3.2 billion of long-term debt in February 2001 with a effective interest rate of 7.5%. The remaining cash portion of the share exchange is being financed through short-term facilities with plans to issue long-term debt in the near future. Interest expense has been decreased by approximately $4 million to reflect the assumed reduction in long-term debt using the estimated net proceeds of the disposition of Florida Progress' Inland Marine Transportation segment and an interest rate of 7.5% (see Note 2c). If the average interest rate changed by 1/8%, the pro forma net income would change by approximately $2.6 million on an annual basis.

         (d) A pro forma income tax adjustment totaling $93.8 million has been made to reflect the tax benefit of pro forma interest expense, using Progress Energy's statutory tax rate of approximately 40%. Goodwill created by the share exchange is nondeductible for tax purposes. Pro forma adjustments have been made to remove the income taxes of Florida Progress' Inland Marine Transportation segment (see Note 2c). Additionally, pro forma income tax adjustments have been made to reverse the income tax effect of merger-related charges that resulted directly from the transaction, which include certain change of control payments that are nondeductible for tax purposes.

         (e) Pro forma consolidation adjustments have been made to reverse merger-related charges that resulted directly from the transaction (see Note 1) and that are reflected in Florida Progress' operating results for the eleven month period ended November 30, 2000.

(4)      Stock Consideration

         Progress Energy issued 46.5 million common shares as part of the Florida Progress purchase price. The unaudited pro forma net earnings per share reflect the weighted-average number of shares of Progress Energy common stock that would have been outstanding if the share exchange had occurred on January 1, 2000.